Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
Disclosure Controls as of a date within
90 days of the Filing Date, the Disclosure
Controls are effectively designed to
ensure that information required to be
disclosed by the Fund in the Report is
recorded, processed, summarized and
reported by the Filing Date, including
ensuring that information required
to be disclosed in the Report is
accumulated and communicated to the
Fund's management, including the
Fund Officers, as appropriate to allow
timely decisions regarding required
disclosure

(ii) There were no significant changes in the Fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(iii) Certification of principal executive officer (see attached).
Certification of principal financial
officer (see attached).